EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 23rd day of February 2010, by and between Grand River Commerce, Inc., a Michigan corporation (the “Company”), and Robert P.  Bilotti, an individual resident of the State of New Jersey (the “Executive”).

WHEREAS, the Executive has served as the Company’s President and Chief Executive Officer since the Company’s inception and has devoted substantial time and efforts to such roles and expects to continue to do so;

WHEREAS, the Company desires to compensate the Executive for his services as President and Chief Executive Officer, subject to and on the terms and conditions set forth in this Agreement; and

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Executive and the Company agree as follows:

A. DURATION

1.    This Agreement shall become effective (the “Effective Date”) upon the date first set forth above and, subject to Paragraph 2 below, will expire and terminate by its own terms two years after the Effective Date, unless earlier terminated as provided herein.

2.    Both the Company and the Executive acknowledge and agree that the parties may agree to continue the employment relationship upon such terms as they may mutually agree.  Following the initial two-year term, this Agreement shall renew annually for an additional one (1) year term if the Company provides notice of such renewal to the Executive at least thirty (30) days prior to the expiration of the then current term.  Both parties acknowledge and agree that, in the event this Agreement does not renew, this Agreement shall terminate automatically upon the expiration of the then current term without any additional liability or obligation on the part of either party, except as expressly provided herein.

B. COMPENSATION

3.    All payments of salary and other compensation to the Executive shall be payable in accordance with the Company’s ordinary payroll and other policies and procedures.

a. During the term of this Agreement, the Company agrees to pay the Executive a base salary of not less than $50,000.00 annually, appropriately prorated for partial months at the commencement and end of the term of this Agreement.

b. The Company shall have the right to deduct from any payment of compensation to the Executive hereunder any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by the Executive.

c. The Executive shall also be entitled to participate in any benefit programs applicable to all employees of the Company or to executive employees of the Company in accordance with Company policy and the provisions of said benefit programs.

4.    The Company also shall reimburse the Executive for all reasonable expenses, including, but not limited to, travel expenses, lodging expenses, and meals and entertainment expenses, that the Executive may incur in the performance of his or her duties and obligations under this Agreement; provided, however, that the Executive shall be required to submit receipts or other acceptable documentation to the cashier of the Company or such other officer designated by the Board of Directors to verify such expenses prior to any reimbursements.

5.    The Board of Directors or a delegated committee shall review the amount of the Executive’s compensation, including his or her base salary, not less than annually, to determine if adjustments to such compensation are merited in the discretion of the Board of Directors or such committee; provided, however, that the Executive’s base salary shall not be less than the amount set forth in Paragraph 3 at any time during the term of this Agreement.

6.    All employee benefits provided to the Executive by the Company incident to the Executive’s employment shall be governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

7.    The parties hereto acknowledge that the compensation set forth herein and the other covenants and agreements of the Company contained herein are fair and adequate compensation for the Executive’s services and for the covenants of the Executive as set forth herein.

C. RESPONSIBILITIES

8.    The Executive shall be employed as President and Chief Executive Officer of the Company and shall faithfully devote his or her best efforts to his or her position(s) with the Company.

9.    The Executive acknowledges and agrees that the duties and responsibilities of the Executive required by his or her position as the President and Chief Executive Officer of the Company are wholly within the discretion of its Board of Directors, and may be modified, or new duties and responsibilities imposed by the Board of Directors, at any time, without the approval or consent of the Executive.  However, these new duties and responsibilities may not constitute immoral or unlawful acts.

10.    The Executive acknowledges and agrees that, during the term of this Agreement, he or she has a fiduciary duty of loyalty to the Company, and that he or she will not engage in any activity during the term of this Agreement, which will or could, in any significant way, harm the business, business interests, or reputation of the Company or the reputation of the Board of Directors.

11.    The Executive shall not directly or indirectly engage in competition with the Company at any time during the existence of the employment relationship between the Company and the Executive, and the Executive will not on his or her own behalf, or as another’s agent or employee, engage in any of the same or similar duties and/or Company-related responsibilities required by the Executive’s position with the Company, other than as an employee of the Company pursuant to this Agreement or as specifically approved by the Board of Directors.  In addition, without the prior written consent of the Board of Directors, Executive shall not usurp for himself  any corporate opportunity available to the Company.

D. TERMINATION

12.    The Board of Directors shall be entitled to terminate this Agreement, for any reason, by providing the Executive with thirty (30) days written notice of the termination.  However, if this Agreement is terminated by the Company without Good Cause, as defined in this Agreement, the Company shall provide the Executive with the severance set forth in Paragraph 22 of this Agreement.

13.    For purposes of this Agreement, “Good Cause” shall be defined as the occurrence of one of the following events:

a. The determination by the Board of Directors, in the exercise of its reasonable judgment, that Executive has violated any provision of this Agreement or is negligent in the performance of his duties hereunder, and has failed to cure such violation or the effects of such negligence within a reasonable period after written notice to the Executive by the Company specifying in reasonable detail the alleged violation;

b. The determination by the Board of Directors, in the exercise of its reasonable judgment, that (i) Executive has failed to follow the policies adopted by the Board of Directors and has failed to cure such failure within a reasonable period after written notice to the Executive by the Company specifying in reasonable detail the alleged failure; or (ii) Executive has engaged in such actions or omissions that would constitute unsafe or unsound banking practices;

c. The Executive is charged with a misdemeanor involving moral turpitude or a felony;

d. The determination by the Board of Directors, in the exercise of its reasonable judgment, that the Executive has engaged in gross misconduct in the course and scope of his employment with the Company including indecency, immorality, gross insubordination, dishonesty, unlawful harassment, or use of illegal drugs;

e. The determination by the Board of Directors, in the exercise of its reasonable judgment and in good faith, that the Executive’s job performance is substantially unsatisfactory and that Executive has failed to cure such performance within a reasonable period after written notice to the Executive by the Company specifying in reasonable detail the nature of the unsatisfactory performance;

f. The Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over the Company; or

g. The Company has entered into a formal administrative action.

14.    Executive shall be entitled to terminate this Agreement at any time, for any reason, with or without cause, by providing thirty (30) days written notice to the Company.  The effective date of such resignation shall be the 30th calendar day following the date the notice is given or such other later date as may be set forth in the notice.  Upon Executive’s resignation, Executive shall be entitled to receive any base salary which has been earned by him through the effective date of such resignation.

15.    If Executive dies during the term of this Agreement and while in the employ of the Company, this Agreement will terminate automatically, without notice, on the date of the Executive’s death and the Company shall not have any further obligation to Executive or his estate under this Agreement (other than death benefits payable under any benefit plans to which Executive is a party), except that the Company shall pay Executive’s estate that portion of Executive’s base salary accrued through the date on which Executive’s death occurred.  To the maximum extent, and for the term, permitted by the health benefit provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1986, if Executive dies during the term of this Agreement and while in the employ of the Company, the Company shall provide or maintain health insurance benefits, at the Company’s expense, for Executive’s spouse.

16.    This Agreement will terminate immediately, without notice, in the event the Executive is prevented from performing his duties hereunder by reason of becoming physically or mentally disabled.  For purposes of this Agreement, the term “disabled” shall have the meaning set forth in the Company’s long-term disability plan or, if the Company has no long-term disability plan in effect at the time of the Executive’s disability, then “disabled” shall mean that Executive has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the essential functions of his duties under this Agreement for a continuous period of three (3) months, as determined by the Board of Directors upon the advice of a qualified physician.  In the event a dispute arises between Executive and the Company concerning Executive’s physical or mental ability to continue or return to the performance of his duties, then Executive shall submit to an examination by a competent physician mutually agreeable to the parties.  The physician’s opinion as to the Executive’s capability to perform his duties will be final and binding.  During any period prior to termination during which the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full salary at the rate then in effect for such period until his or her employment terminates pursuant to this Paragraph 16, provided that payments so made to the Executive during such period shall be reduced by the sum of the amounts, if any, payable to the Executive under any disability benefit plans of the Company that were not previously applied to reduce such payment.

In the event of a termination pursuant to this Paragraph 16, the Company shall be relieved of all its obligations under this Agreement, except that Company shall pay to the Executive, or to his estate in the event of his subsequent death, the Executive’s base salary under Paragraph 3(a) through the date on which such termination shall have occurred, reduced during such period by the amount of any benefits received by Executive under any disability policy maintained by the Company and by any death benefits payable under the benefit plans referenced in Paragraph 3.  All such payments to the Executive or to his estate shall be made in the same manner as other payroll obligations.

17.    Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to the Company’s business, and any and all other documents containing Propriety Information furnished to the Executive by any representative of the Company or otherwise acquired or developed by the Executive in connection with his or her duties under this Agreement (collectively, the “Recipient Materials”) shall at all times be the property of the Company.  Within three calendar days of the termination of this Agreement, the Executive shall return to the Company, all Recipient Materials (including all confidential information and trade secrets of the Company) that is in his or her possession, custody or control.

18.    The provisions of provisions of Paragraphs 17-22 and 27 shall survive the termination of this Agreement.

E. CHANGE OF CONTROL

19. The parties acknowledge that the Executive has agreed to assume the position of President and Chief Executive Officer and to enter into this Agreement based on his confidence in the current owners of the Company and the direction of the Company provided by the current Board of Directors.  Upon a “Change of Control,” as defined below, the Executive may, at his option, notify the Company within sixty (60) days following such Change of Control that he intends to terminate this Agreement based upon the Change of Control.

In the event that Executive is terminated by the Company within sixty (60) days following such Change of Control for any reason other than for Good Cause, Executive shall be entitled to elect to receive as severance the lump sum amount determined pursuant to Paragraph 20 upon written notice to the Company, in which case the severance provisions of Paragraph 22 shall not apply.

20.    In the event that the Executive elects to terminate this Agreement based upon the Change of Control, the Company shall pay to the Executive, within thirty (30) days of Company’s receipt of a notice of the Executive’s election to terminate this Agreement, a cash lump sum payment equal to 1.99 times his Base Amount as defined in section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (“Code”).

In the event that any compensation payable under this Agreement is determined to be a “parachute payment” subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), the Company agrees to pay to the Executive an additional sum (the “Gross Up”) in an amount such that the net amount retained by the Executive, after receiving both the payment and the Gross Up and after paying: (i) any Excise Tax on the payment and the Gross Up, and (ii) any federal, state, and local income taxes on the Gross Up, is equal to the amount of the payment.

For purposes of determining the Gross Up, the Executive shall be deemed to pay federal, state, and local income taxes at the highest marginal rate of taxation in his filing status for the calendar year in which the payment is to be made based upon the Executive’s domicile on the date of the event that triggers the Excise Tax.  The determination of whether such Excise Tax is payable and the amount of such Excise Tax shall be based upon the opinion of tax counsel selected by the Company, subject to the reasonable approval of the Executive.  If such opinion is not finally accepted by the Internal Revenue Service, then appropriate adjustments shall be calculated (with additional Gross Up determined based on the principals outlined in the previous paragraph, if applicable) by such tax counsel based upon the final amount of Excise Tax so determined together with any applicable penalties and interest.  The final amount shall be paid, if applicable, within thirty (30) days after such calculations are completed, but in no event later than April 1st of the year following the event that triggers the Excise Tax.  Such compensation shall be payable in equal disbursements in accordance with the Company’s ordinary payroll policies and procedures.

21.    As used in this Agreement, a “Change of Control” shall be deemed to have occurred in each of the following instances:

a. A reorganization, merger, consolidation or other corporate transaction involving the Company, in each case, with respect to which the shareholders of the Company, immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the reorganized, merged or consolidated bank’s then outstanding voting securities; provided, however that a Change of Control shall not be deemed to have occurred upon the formation of a holding company for the Company if each shareholder of the Company immediately prior to the formation of the holding company retains substantially the same percentage ownership of the holding company following such formation as he or she owned of the Company prior the formation.

b. The sale, transfer or assignment of all or substantially all of the assets of the Company to any third party.

c. The acquisition by any individual, entity or “group,” within the meaning of  Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own twenty percent (20%) or more of the combined voting power of the Company’s then outstanding capital stock then entitled to vote generally in the election of directors; provided however, that a Change of Control shall not be deemed to have occurred if a Person becomes the beneficial owner of twenty percent of the combined voting power of the Company’s then outstanding capital stock solely as a result of the repurchase of voting securities by the Company.

d. During any period of two consecutive years, the persons who were directors of the Company immediately before the beginning of the two year period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors; provided that any individual becoming a director subsequent to the beginning of such two year period whose election, or nomination for election by the Company’s shareholders, was approved by at least two-thirds of the directors then comprising the Incumbent Directors shall be considered as though such individual were an Incumbent Director unless such individual’s initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act).

Notwithstanding anything contained herein to the contrary, if Executive’s employment is terminated and he or she reasonably demonstrates that such termination was at the request of a third party who has indicated an intention of taking steps reasonably calculated to effect a Change of Control and who effects a Change of Control, or such termination otherwise occurred in connection with, or in anticipation of, a Change of Control which later actually occurs, then for all purposes hereof, a Change of Control shall be deemed to have occurred on the day immediately prior to the date of such termination of his or her employment.

F. SEVERANCE

22.    Except as otherwise expressly provided herein, if Company terminates Executive’s employment for any reason other than Good Cause (as defined in this Agreement), then Executive shall be entitled to severance pay in an amount not less than the base salary that would have been due the Executive had he or she remained employed for twelve (12) months following termination.  In the event that the Executive is entitled to any payment under Section E, above, no payment shall be due under this Section F.  Any severance pay due to Executive pursuant to this Section F shall be paid in accordance with the terms of normal payroll procedure of the Company.

G. SEVERABILITY

23.    If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy:  (A) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

H. WAIVER

24.    The parties acknowledge and agree that the failure of either party to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

I. SUCCESSORS AND ASSIGNS

25.    The Executive acknowledges and agrees that this Agreement may be assigned by the Company to any successor-in-interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Agreement will be fully binding upon, and may be enforced by the Executive against, any successor and/or assignee of the Company.

26.    The Executive acknowledges and agrees that his or her obligations, duties and responsibilities under this Agreement are personal and shall not be assignable, and that this Agreement shall be enforceable by the Executive only.  In the event of the Executive’s death, this Agreement shall be enforceable by the Executive’s estate, executors and/or legal representatives, only to the extent provided herein.

J. CHOICE OF LAW

27.    THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF MICHIGAN, WITHOUT GIVING EFFECT TO PROVISION THEREOF REGARDING CONFLICT OF LAWS.  IT IS STIPULATED THAT MICHIGAN HAS A COMPELLING STATE INTEREST IN THE SUBJECT MATTER OF THIS AGREEMENT, AND THAT THE EXECUTIVE HAS OR WILL HAVE REGULAR CONTACT WITH THE STATE OF MICHIGAN IN THE PERFORMANCE OF THIS AGREEMENT.

K. MISCELLANEOUS

28.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

29.    When a reference is made in this Agreement to a Paragraph or a Section, such references shall be to a Paragraph or a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders.  Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate.  The word “or” is used in the inclusive sense.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent.  References to a person are also to its permitted successors or assigns.

L.  NOTICES

30.    All notices and other communications required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given properly if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by United States mail, postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day.  Such notices, requests, consents and other communications shall be sent to the respective parties as follows (or at such other address for a party as shall be specified by like notice to the other party):

If to the Company:

Jerry Sytsma
4471 Wilson Avenue
Grandville, MI  49418

If to Executive:

Robert Bilotti
32 Glattly Drive
Denville, NJ  07834

31.    Any notice or other communication given pursuant to this Agreement shall be effective (i) in the case of personal delivery, telex or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of a recognized overnight courier service, one (1) business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

[signature page follows]

[signature page to Employment Agreement]

EXECUTED AS OF THE DATE FIRST WRITTEN.

EXECUTIVE

/s/ Dave Hovingh	/s/ Robert P. Bilotti
WITNESS	Robert P. Bilotti

GRAND RIVER COMMERCE, INC.

/s/ Lawrence B. Fitch	By:	/s/ Jerry Sytsma
WITNESS		Jerry Sytsma, Vice President and Corporate Secretary